Investor Relations Contact:	Public Relations Contact:
Jeffrey Goldberger	Susan Goodell
KCSA Worldwide	Warschawski
(212) 896-1249	(410) 367-2700 ext. 25
jgoldberger@kcsa.com	susan.goodell@warschawski.com

NexCen Brands Reports Second Quarter 2007 Results

	Q2 HIGHLIGHTS		POST Q2 EVENTS

•	Total revenues increased 128% from Q1 2007 to $8.9 million	•	Completed acquisition of Pretzel Time and Pretzelmaker for $29.4M in cash and stock

•	Operating income increased to $1.4 million, from a loss of $1.3 million in Q1 2007	•	Signed agreement for an additional 100 new TAF domestic stores over the next 14 years

•	Brand operations achieved EBITDA margin, before corporate expenses, of 58%	•	Announced new Bill Blass Men’s and Women’s Creative Directors and fur license, which marks beginning of new licensing strategy

•	EPS from continuing operations was $0.01 per share, including integration costs and stock based compensation of approximately $1.2 million or $0.02 per share

•	Net loss, including loss from discontinued operations of ($895,000), was ($245,000) or ($0.01) per share.

•	Company had cash of $27 million and debt $54 million at June 30, 2007

•	Deferred franchise revenue of $5.7 million, equivalent to $0.08 per share.

•	Management’s presentation of its ‘Next Generation Athlete’s Foot franchise concept well-received at global franchise convention.

NEW YORK, August 9, 2007 -- NexCen Brands, Inc. (Nasdaq: NEXC) ("NexCen") today reported its financial results for the second quarter ended June 30, 2007.

Commenting on the quarter, Robert D’Loren, President and CEO of NexCen Brands, Inc., noted, “I am extremely gratified by the extent of our accomplishments and our ability to quickly become operationally profitable. During the quarter, we directed a considerable amount of effort toward building NexCen’s operating infrastructure and improving the depth of our management team, including the addition of new presidents in our QSR and home businesses. It is important for shareholders to understand that our goal is to make accretive and synergistic acquisitions, and to support and grow each of our operating verticals. I believe that we made great strides in advancing these goals during the quarter.”

Mr. D’Loren further stated, “I am pleased about the recent acquisition of Pretzel Time and Pretzelmaker, as these brands and their related products mark the beginning of the Company’s revenue growth strategy for its ice cream QSR concepts.”

For the quarter ended June 30, 2007, NexCen reported that total revenues increased to $8.9 million, compared to $3.9 million in the first quarter of 2007. Income from continuing operations was $650,000 or $0.01 per share, compared to a loss from continuing operations of ($645,000) or ($0.01) per share for the first quarter of 2007. Income from continuing operations for the second quarter included stock-based compensation expense of $731,000 and transition costs of approximately $450,000 relating to the integration of the Company’s franchising operations in it’s Atlanta location, which reduced operating income by approximately $0.02 per share. The Company reported a net loss of ($245,000) or ($0.01) per diluted share for the quarter, compared to a net loss of ($198,000) or ($0.00) per share for Q1 2007.

As of June 30, 2007, NexCen had cash and cash equivalents of $27 million, total assets of $273 million, long-term debt of $54 million and deferred revenues of $5.7 million.

Mr. D’Loren concluded, “One of the most exciting events during the second quarter took place at our TAF Global Franchise Convention in Las Vegas in June, where we introduced our vision for the future of The Athlete’s Foot (“TAF”) to approximately 70 TAF franchisees, representing over 600 stores throughout the world. We presented an innovative, modular merchandising system that will allow each store location to more closely align its product offering with local demographics and buying tastes. In addition, we introduced our new line of high margin, TAF branded apparel. Both of these introductions were received enthusiastically by the franchisees in attendance. Adding to our excitement about TAF was the recent signing of an agreement with an existing TAF area developer, to open a minimum of 100 new domestic stores over the next 14 years.”

The results for the second quarter of 2007 included: (a) The Athlete’s Foot, Bill Blass and MaggieMoo’s and Marble Slab for the entire quarter and (b) Waverly for approximately two months. The Company did not own any of these brands during the first half of 2006.

For the six months ended June 30, 2007, NexCen reported total revenues of $12.7 million and a net loss of ($443,000) or ($0.01) per share.

The results for the first six months of 2007 included: (a) The Athlete's Foot for the entire six months, (b) Bill Blass from February 15 (date of acquisition), (c) MaggieMoo's and Marble Slab from February 28 (date of acquisition) and (d) Waverly for approximately two months.

Conference Call

NexCen will host a conference call to discuss the second quarter and six month results on Friday, August 10, 2007 at 9:00 a.m., Eastern Time. Interested parties may access the call at www.nexcenbrands.com or by telephone at (800) 289-0572. A replay of this call will be available through Friday, August 24, 2007 at 11:49 p.m. ET, by calling (888) 203-1112 (North America) or (719) 457-0820 (International) and enter the following code: 4271281.

About NexCen Brands, Inc. (http://www.nexcenbrands.com)

NexCen Brands, Inc. is the premier 21st century brand acquisition and management company focused on assembling a diversified portfolio of intellectual property centric companies operating in the consumer branded products and franchise industries. The Company owns, licenses, franchises and markets a growing portfolio of consumer and franchise brands including The Athlete's Foot®, Bill Blass®, MaggieMoo's®, Marble Slab Creamery®, Pretzel Time and Pretzelmaker, and Waverly®. The Company licenses and franchises its brands to a network of leading retailers, manufacturers and franchisees that touch every major segment of retail distribution from the luxury market to the mass market in the U.S. and in over 50 countries around the world, and consists of more than 1,500 franchised stores. NexCen, through its information technology and franchisee support systems and advertising, marketing and public relations team, markets its brands to continually drive greater consumer awareness and brand equity for each of its brands. NexCen touches nearly every aspect of a consumer's lifestyle from the food they eat to the furnishings in their homes and the clothes and footwear they purchase.

For more information about NexCen and our brands, please visit our website at http://www.nexcenbrands.com.

Forward-Looking Statement Disclosure

This press release contains "forward-looking statements," as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include those regarding expectations for the development of the new IP strategy business, and expectations for the performance of the Company’s brands. When used herein, the words "anticipate," "believe," "estimate," "intend," "may," "will," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1) we may not be successful in implementing our business strategy, (2) we depend on the success of our licensees and franchisees for future growth, (3) we may not be successful in operating or expanding our brands or integrating our acquisitions into our overall business strategy, (4) our new marketing and franchising concepts and programs may not result in increased revenues, expansion of our franchise network or increased value for our trademarks and franchised brands, and (5) other factors discussed in our filings with the Securities and Exchange Commission. NexCen undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Please read “Reconciliation of Non-GAAP Financial Measure - EBITDA” for a description of EBITDA and a reconciliation of income from continuing operations to EBITDA.

-Tables to Follow-

NEXCEN BRANDS, INC
CONDENSED CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT SHARE DATA)

	June 30, 2007 (Unaudited)	December 31, 2006
ASSETS
Cash and cash equivalents	$27,116	$83,536
Restricted cash	5,514	-
Trade receivables, net of allowances of $758 and $530	4,615	2,042
Interest and other receivables	1,287	511
Prepaid expenses and other current assets	2,709	2,210
Total current assets	41,241	88,299

Property and equipment, net	3,049	389
Goodwill	55,682	15,607
Trademarks	163,600	49,000
Other intangible assets, net of amortization	6,476	3,792
Deferred financing costs and other assets	1,441	-
Restricted cash	1,498	1,298
Total Assets	$272,987	$158,385

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$9,801	$5,197
Deferred revenue	5,651	40
Current portion of long-term debt	1,946	-
Acquisition related liabilities	6,254	4,000
Total current liabilities	23,652	9,237

Long-term debt	51,854	-
Deferred tax liability	20,537	218
Acquisition related liabilities	5,546	-
Other long-term liabilities	2,093	2,317
Total Liabilities	103,682	11,772
Minority interest	2,982	-
Commitments and Contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; 1,000,000 shares authorized; 0 shares issued and outstanding at June 30, 2007 and December 31, 2006.	-	-
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 51,006,823 and 47,966,085 shares issued and outstanding at June 30, 2007 and December 31, 2006	512	481
Additional paid-in capital	2,637,269	2,615,742
Treasury stock	(1,757)	(352)
Accumulated deficit	(2,469,701)	(2,469,258)
Total stockholders’ equity	166,323	146,613
Total liabilities, minority interest and stockholders’ equity	$272,987	$158,385

NEXCEN BRANDS, INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE DATA)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Royalty revenues	$3,515	$-	$5,689	$-
Licensing revenues	4,179	-	5,786	-
Franchise fee revenues	1,158	-	1,261	-
Total Revenues	8,852	-	12,736	-

Operating Expenses:
Selling, general and administrative expenses:
Corporate	2,241	1,015	4,139	1,744
Brands	3,510	-	5,341	-
Professional fees	627	376	1,230	425
Depreciation and amortization	316	25	505	49
Stock based compensation	731	625	1,371	696
Restructuring charges	-	789	-	789
Total Operating Expenses	7,425	2,830	12,586	3,703

Operating Income (loss)	1,427	(2,830)	150	(3,703)

Non-Operating income (expense):
Interest income	399	638	1,161	898
Interest expense	(1,028)	-	(1,187)	-
Other income, net	158	32	240	93
Minority interest	(89)	-	(142)	-
Total non-operating income (expense)	(560)	670	72	991

Income (loss) from continuing operations before income taxes	867	(2,160)	222	(2,712)
Provision for income taxes	(217)	-	(217)	-

Income (loss) from continuing operations	650	(2,160)	5	(2,712)

Income (loss) from discontinued operations, net of taxes	(895)	640	(448)	1,059

Net Loss	$(245)	$(1,520)	$(443)	$(1,653)

Income (loss) per share (basic and diluted) from continuing operations	$0.01	$(0.05)	$0.00	$(0.06)
Income per share (basic and diluted) from discontinuing operations	(0.02)	0.01	(0.01)	0.02
Net loss per share - basic and diluted	$(0.01)	$(0.04)	$(0.01)	$(0.04)

Weighted average shares outstanding - basic	50,824	44,721	49,996	45,460
Weighted average shares outstanding - diluted	54,465	44,903	53,313	45,012

Reconciliation of Non-GAAP Financial Measure - EBITDA

EBITDA is a measure of operating performance and liquidity that is not calculated in accordance with U.S. generally accepted accounting principles (GAAP). NexCen defines EBITDA as net income before provision for income taxes, interest, depreciation and amortization, stock based compensation and loss or income from discontinued operations. EBITDA from brand operations would be before corporate expenses.

EBITDA is a key measure of NexCen’s operating performance and liquidity that management uses to focus on operating results exclusive of expenses that relate to the financing and capitalization of its business and to costs of discontinued operations. Management uses EBITDA as a financial measure to evaluate the operating performance of the brand business that, when viewed in conjunction with GAAP results and the following reconciliation, provides a more complete understanding of NexCen’s brand business than GAAP measures alone. EBITDA assists NexCen in comparing its operating performance on a consistent basis as it removes the impact of its capital structure (primarily interest expenses), asset base (primarily depreciation and amortization), and other non-cash expenses (stock based compensation) and items outside the control of the management team (e.g. taxes and discontinued operations) from its operating results. EBITDA also assists NexCen in comparing its liquidity on a consistent basis by providing a measure to demonstrate cash flow available for the payment of debt service. EBITDA is presented in this press release because NexCen believes that EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and of debt service capacity. Accordingly, EBITDA is one of the metrics used by management and the board of directors to review NexCen’s financial performance and liquidity.

EBITDA should not be considered a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP. In evaluating EBITDA, investors should be aware that in the future NexCen may incur expenses similar to the adjustments described above. The use of EBITDA as a measure of operating performance and liquidity is limited by the exclusion of these operating expenses from the measure. The following presentation of EBITDA should not be construed as an implication that future results will be unaffected by expenses that are unusual, non-routine or non-recurring items. Investors are urged to review the GAAP financial measures included in this earnings release and NexCen’s public filings, and to not rely on any single financial measure to evaluate its business.

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO EBITDA
FOR THE THREE-MONTH PERIOD ENDED JUNE 30, 2007
(UNAUDITED)

	Three Months Ended June 30,
	2007	2007
	(in thousands)
Income (loss) from continuing operations	$650	$(2,160)
Adjusted for:
Provision for taxes	217	0
Minority interest	89	0
Interest expense	1,028	0
Interest income	(399)	(638)
Depreciation & amortization	316	25
Stock based compensation	731	625
Adjusted EBITDA	2,632	$(2,148)
Adjusted for:
Corporate S,G&A and Professional Fees	2,608
Other income	(113)
Adjusted EBITDA of Brand Business	$5,127

		Margin
Operating income of Brand Business	$4,925	56%
Adjusted for:
Depreciation & amortization	157
Other income	46
Adjusted EBITDA of Brand Business	$5,127	58%